UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 9, 2011

NorthStar Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-157688	26-4141646
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, 18th Floor, New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 547-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On December 9, 2011 (the “Closing Date”), NorthStar Real Estate Investment Trust, Inc. (the “Company”), through a subsidiary, directly originated a mezzanine loan in the amount of $4.5 million (the “Mezzanine Loan”) secured by a pledge of ownership interests in four assisted living facilities located in El Paso, Texas (the “Property”) containing approximately 256,000 square feet and approximately 300 assisted living and memory care units with approximately 390 licensed beds. The Company funded the Mezzanine Loan with proceeds from its ongoing initial public offering.

The Mezzanine Loan was originated in conjunction with a $16.5 million senior loan (the “Senior Loan”) that was funded by an unrelated third party. The proceeds from the Mezzanine Loan and Senior Loan were used to partially fund the acquisition of the Property by the borrower (the “Borrower”) and to fund $1.3 million of capital improvements and working capital. The Borrower specializes in owning and managing senior housing and healthcare properties.

The Mezzanine Loan bears interest at a floating rate of 10.0% over the one-month London Interbank Offered Rate (the “LIBOR Rate”), but at no point shall the LIBOR Rate be less than 5.0%, resulting in a minimum interest rate of 15.0% per annum. However, if the Property does not generate sufficient cash flow during the first 18 months of the Mezzanine Loan to pay all of its operating expenses, the Borrower may defer a portion of the interest payments, which will be added to the principal amount of the Mezzanine Loan. In addition, the Company earned an upfront fee equal to 1.0% of the Mezzanine Loan amount and upon repayment of the Mezzanine Loan will earn a fee equal to 1.0% of the initial principal amount of the Mezzanine Loan.

The initial term of the Mezzanine Loan is 60 months, with two one-year extension options available to the Borrower, subject to the sole and absolute discretion of the Company to grant any such extensions. The Mezzanine Loan may be prepaid during the first 24 months, provided that the Borrower pays the remaining interest due on the Mezzanine Loan through the first 24 months. Thereafter, the Mezzanine Loan may be prepaid without penalty.

As of the Closing Date, the current occupancy at the Property was approximately 73% and the loan-to-cost ratio (“LTC Ratio”) ranged from approximately 66% to 84%. As of October 31, 2011, the current net operating income (“Net Operating Income”) was approximately $2.0 million, the debt yield (“Debt Yield”) was approximately 9.6% and Net Operating Income exceeded the cumulative annual interest payments on the Senior Loan and Mezzanine Loan by approximately 1.15x (the “Interest Coverage”).

The beginning of the LTC Ratio range is the Senior Loan amount divided by the total cost to the Borrower to fund the acquisition of the Property, including closing costs, escrows and applicable reserves on the date the Company originated the Mezzanine Loan (the “Total Cost”) and the end of the LTC Ratio range is the sum of the Senior Loan amount and Mezzanine Loan amount divided by the Total Cost. Net Operating Income is calculated based on the trailing 12 months net cash flow as of October 31, 2011. Interest Coverage is calculated as the Net Operating Income divided by the projected annual interest paid by the Borrower and the Debt Yield is the Net Operating Income over the sum of the Senior Loan and Mezzanine Loan.

Safe Harbor Statement

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “anticipate,” “believe,” “plan,” “hope,” “goal,” “expect,” “future,” “intend,” “will,” “could,” and “should” and similar expressions. These statements are based on the Company’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; the Company can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the ability of the Borrower to generate sufficient cash flows at the Property, whether the Mezzanine Loan will be extended, whether the Borrower will prepay the Mezzanine Loan, future value, income-producing ability, impact of any losses on cash flows and returns, market rental rates and property level cash flows, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, ability to achieve targeted returns, generally accepted accounting principles and policies and rules applicable to REITs. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this Current Report on Form 8-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

Date: December 15, 2011	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
General Counsel and Secretary